EXHIBIT INDEX


 Exhibit No.       Description

   3.1(13)         Articles of Association of CompleTel Europe N.V., as amended
    4.1(3)         14% Senior Discount Notes Indenture, dated February 16,
                   1999, among CompleTel Europe N.V. as issuer, CompleTel
                   ECC B.V. as guarantor and U.S. Bank Trust National
                   Association as trustee
   4.1A(3)         Amended and Restated CompleTel LLC Guaranty Agreement,
                   dated July 14, 1999, by CompleTel LLC in favor of the
                   noteholders
    4.2(2)         14% Senior Notes Indenture, dated April 13, 2000, between
                   CompleTel Europe N.V. as issuer and The Chase
                   Manhattan Bank as trustee
   4.2A(2)         Pledge Agreement, dated April 13, 2000, by and among
                   CompleTel Europe N.V., CompleTel Escrow B.V. and The Chase
                   Manhattan Bank as trustee and securities intermediary
  10.1(14)         CompleTel Europe N.V. 2000 Stock Option Plan, as amended
   10.2(9)         Second Amended and Restated Registration Agreement, dated
                   November 23, 1999, by and among CompleTel LLC and the
                   Holders named therein
   10.3(2)         First Supplement, dated March 24, 2000, to Second Amended
                   and Restated Registration Agreement, dated November 23,
                   1999, by and among CompleTel LLC and the Holders named
                   therein
   10.4(4)         Purchase Agreement, dated August 4, 1999, between CompleTel
                   GmbH and Siemens AG 10.5(3) Supply Agreement, dated January
                   8, 1999, between CompleTel SAS and Matra Nortel
                   Communications
   10.6(3)         Arrete, dated November 17, 1998, as amended by Arrete dated
                   November 7, 2000 (which extended the license to an
                   additional region) authorizing CompleTel SAS to set up and operate a telecommunications network open to the public and to supply the public with the telephone service in certain regions of France, as published December 13, 1998
  10.7(11)         Extension of French License, dated November 17, 2000
   10.8(3)         License, dated January 11, 1999, granted by the Secretary
                   of State for Trade and Industry to CompleTel UK Limited
                   under Section 7 of the Telecommunications Act 1984
   10.9(1)         German License Certificate Class 3 for the Operation and
                   Performance of Public Telecommunications German license
                   certificate Class 3 for the Operation and Performance of
                   Public Telecommunications Services by the Licensee or
                   Others, dated March 8, 1999
  10.10(1)         German License Certificate Class 4 for the Operations of
                   Voice Telephone Service on the Basis of a Self-Operated
                   Telecommunications Network, dated March 8, 1999
  10.11(5)         Extension of Class 3 German License, dated July 1999
  10.12(5)         Extension of Class 4 German License, dated July 1999
  10.13(6)         Extension of Class 3 German License, dated January 2000
  10.14(6)         Extension of Class 4 German License, dated January 2000
  10.15(7)         Extension of Class 3 German License, dated July 2000
  10.16(7)         Extension of Class 4 German License, dated July 2000
 10.17(11)         Form of Extension of Class 3 German License, dated October
                   2000, together with schedule identifying the licenses
                   granted
 10.18(11)         Form of Class 4 German National License, dated March 21, 2001
  10.19(6)         Amended Employment Agreement by and between CableTel
                   Management, Inc. and William H. Pearson, dated June 30,
                   2000
  10.20(6)         Amended Employment Agreement by and between CableTel
                   Management, Inc. and David Lacey, dated June 30, 2000
 10.21(11)         Service Agreement, dated June 11, 1999, between iPcenta
                   Limited and Martin Rushe
 10.22(11)         Employment Agreement, dated February 2001, between
                   CompleTel Headquarters Europe SAS and Jerome de Vitry
                   10.23(6) Amended and Restated Executive Securities
                   Agreement by and between CompleTel LLC and Martin Rushe,
                   dated January 15, 2000
10.23(6)           Amended and Restated Executive Securities Agreement by and
                   between CompleTel LLC and Martin Rusche, dated
                   January 15, 2000
 10.24(11)         Repurchase and Restriction Agreement, dated November 27,
                   2000, between CompleTel LLC and Martin Rushe
 10.25(11)         Form of Contribution and Restriction Agreement, dated
                   November 27, 2000, between CompleTel LLC and the Executive
                   Officers identified in the attached schedule
  10.26(2)         Promissory Note, dated March 23, 2000, between Martin Rushe as maker and iPcenta Limited as payee
  10.27(2)         Letter Agreement, dated March 23, 2000, between Martin
                   Rushe and iPcenta Limited
     10.28         Promissory Note, as amended, dated December 21, 2000,
                   between William Pearson as maker and CompleTel Europe N.V.
                   as payee
 10.29(11)         Form of Loan Agreement, dated March 31, 2000, between
                   CompleTel Europe N.V. and Employee relating to loan from
                   Paribas to the Employee, together with schedule identifying the final agreements entered into under the form
 10.30(11)         Form of Letter Agreement between CompleTel Europe N.V. and
                   Employee relating to loan from Paribas to the Employee,
                   together with schedule identifying the final agreements
                   entered into under the form
 10.31(12)         Employment Agreement, dated as of March 1, 2001, between
                   Timothy A. Samples and Cabletel Management, Inc.
 10.32(12)         Secondment Agreement, dated April 2001, by and among
                   CableTel Management, Inc., Timothy A. Samples and CompleTel
                   Headquarters UK Ltd.
 10.33(12)         Non-qualified Stock Option Agreement, dated as of March 14,
                   2001, between CompleTel Europe N.V. and Timothy A. Samples
 10.34(12)         Loan Agreement and Promissory Note, dated April 2, 2001,
                   between Timothy A. Samples and CompleTel Europe N.V.
     10.35         Employment Agreement, dated as of November 1, 2001, between
                   J. Lyle Patrick and Cabletel Management, Inc.
     10.36         Secondment Agreement, dated November 1, 2001, among
                   CableTel Management, Inc., J. Lyle Patrick and CompleTel
                   Headquarters UK Ltd.
      23.1         Consent of Arthur Andersen
      24.1         Power of Attorney
      99.1         Letter of representations from Arthur Andersen

-----------

(1) Previously filed as an exhibit to Amendment No. 1 to the Registrant's Registration Statement on Form S-4, file number 333-82305, filed with the Securities and Exchange Commission on August 27, 1999 and incorporated herein by reference.
(2) Previously filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the period ended March 31, 2000 and incorporated herein by reference.
(3) Previously filed as an exhibit to the Registrant's Registration Statement on Form S-4, file number 333-82305, filed with the Securities and Exchange Commission on July 2, 1999 and incorporated herein by reference.
(4) Previously filed as an exhibit to the Post-Effective Amendment No. 1 to the Registrant's Registration Statement on Form S-4, file number 333-82305, filed with the Securities and Exchange Commission on January 31, 2000 and incorporated herein by reference.
(5) Previously filed as an exhibit to Amendment No. 2 to the Registrant's Registration Statement on Form S-4, file number 333-82305 filed with the Securities and Exchange Commission on September 14, 1999 and incorporated herein by reference.
(6) Previously filed as an exhibit to the Registrant's Registration Statement on Form S-4, file number 333-41126, filed with the Securities and Exchange Commission on July 11, 2000 and incorporated herein by reference.
(7) Previously filed as an exhibit to Amendment No. 1 to the Registrant's Registration Statement on Form S-4, file number 333-41126, filed with the Securities and Exchange Commission on July 21, 2000 and incorporated herein by reference.
(8) Previously filed as an exhibit to Amendment No. 2 to the Registrant's Registration Statement on Form F-1, file number 333-30834, filed with the Securities and Exchange Commission on March 22, 2000 and incorporated herein by reference.
(9) Previously filed as an exhibit to Amendment No. 1 to the Registrant's Registration Statement on Form F-1, file number 333-30834, filed with the Securities and Exchange Commission on March 6, 2000 and incorporated herein by reference.
(10) Previously filed as an exhibit to the Registrant's Registration Statement on Form S-8, file number 333-57208, filed with the Securities and Exchange Commission on March 19, 2001 and incorporated herein by reference.
(11) Previously filed as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission on April 2, 2001 and incorporated herein by reference.
(12) Previously filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the period ended March 31, 2001, filed with the Securities and Exchange Commission on May 15, 2001 and incorporated herein by reference.
(13) Previously filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the period ended June 30, 2001, filed with the Securities and Exchange Commission on August 14, 2001 and incorporated herein by reference.
(14) Previously filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the period ended September 30, 2001, filed with the Securities and Exchange Commission on November 14, 2001 and incorporated herein by reference.





Exhibit 10.28

Promissory Note, as amended, dated December 21, 2000, between William Pearson as maker and CompleTel Europe N.V. as payee






                         AMENDMENT TO PROMISSORY NOTE

         This Amendment to Promissory Note effective as of December 11, 2001 (the "Amendment") is by and between WILLIAM H. PEARSON (the "Maker"), and COMPLETEL EUROPE N.V., a public limited company incorporated under the laws of The Netherlands, having its seat at Amsterdam and its principal place of business at Kruisweg 609, 2132 NA Hoofddorp (the "Payee").

                                   RECITALS

         A. On December 21, 2000 and for value received, Maker executed a promissory note in favor of Payee pursuant to which Maker agreed to pay the principal amount of One Million Five Hundred Thousand Dollars and 00/00 Cents ($1,500,000.00) with the unpaid balance of such principal amount accruing interest at a rate of seven (7) % per annum (the "Note"). Pursuant to the terms of the Note, the Principal Balance, as defined therein, of the Note, together with all accrued and unpaid interest is due and payable in full on December 31, 2001 or, if earlier, the date that is one hundred eighty (180) days of the date Maker's employment on behalf of CompleTel Europe NV or its subsidiaries terminates. A copy of the Note is attached hereto as Attachment A.

         B. Pursuant to the terms of the Note, the Note may be amended or modified by agreement in writing of the Payee and the Maker.

         C. Payee and Maker desire to amend the Note and extend the Due Date as such term is currently defined and set forth in the Note.

                                   AGREEMENT

         In consideration of the Recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to the following:

         1. Amendment to Paragraph 3 of the Note. The first sentence of Paragraph 3 of the Note is hereby deleted and replaced with the following:

                  The Principal Balance of this Note, together with all accrued and unpaid interest will be due and payable in full on December 31, 2002 or, if earlier, the date that is one hundred eighty (180) days of the date Maker's employment on behalf of CompleTel Europe NV or its subsidiaries terminates (the "Due Date").

         IN WITNESS WHEREOF, the Maker and Payee have executed this Amendment effective as of the day and year first above written.

MAKER:                                      PAYEE:
                                            COMPLETEL EUROPE N.V.


_____________________________               By:  _____________________________
William H. Pearson
                                                          Managing Director


                                            By:  _____________________________

                                                Managing Director








                                 ATTACHMENT A






                                   EXHIBIT B






10.35

         Employment Agreement, dated as of November 1, 2001, between J. Lyle Patrick and Cabletel Management, Inc.




                             EMPLOYMENT AGREEMENT


         This Employment Agreement (this "Agreement"), dated as of November 1, 2001, is entered into by and between CABLETEL MANAGEMENT, INC., a Colorado corporation with its principal offices located at 6300 S. Syracuse Way, Suite 320, Englewood, Colorado 80111 (the "Company"), and Lyle PATRICK, a U.S. citizen and resident of the State of Iowa ("Employee").

                                   RECITALS

         A. The Company provides management and consulting personnel to CompleTel Europe N.V., a Netherlands public company (together with its subsidiaries "CompleTel Europe").

         B. The Company wishes to employ Employee and Employee wishes to be employed by the Company, to be seconded to CompleTel Europe, its subsidiary, CompleTel Headquarters UK Limited, or another of CompleTel Europe N.V.'s subsidiaries as may be decided from time to time to serve in the capacity of Chief Financial Officer, under the terms and conditions contained herein.

                                   AGREEMENT

         In consideration of the rights and obligations created hereunder, the parties agree as follows:

         1. Employment and Assignment. This Agreement is made between the Company, as employer, and the Employee, a U.S. Citizen and resident.

         The parties agree that Employee may be seconded initially to CompleTel Headquarters UK Limited to work in its London offices or another company in the CompleTel group as may be decided from time to time. In consideration of his employment by the Company, Employee agrees to discharge faithfully, diligently, and to the best of his ability, the responsibilities of any position assigned during his employment. Employee will be supervised, directed and evaluated by the Company's Chief Executive Officer.

         Employee's Employment shall commence as of [ ] for an indefinite period subject to termination as specified in Section 5.

         2. Title; Scope of Responsibilities. Employee shall serve as Vice President and Chief Financial Officer of the CompleTel Europe N.V. or in such position(s) as the Company's Chief Executive Officer (the "CEO") or Supervisory Board ("Board") shall in their sole discretion designate from time to time. Employee shall perform, on a full time basis, such duties and bear such responsibilities, as may be determined from time to time by the CEO, commensurate with his position and shall serve the Company and (without any additional remuneration) any Group Company faithfully and to the best of his ability under the direction of the CEO.

         Employee acknowledges and agrees that he is exempt from the Working Time Regulations 1998 on account of his seniority and managerial duties and powers. Employee shall devote his entire working time, attention and energies to the business of the Company and CompleTel Europe. His actions shall at all times be such that they do not discredit the Company or CompleTel Europe, their products or services. Except for his involvement in personal investments, provided such involvement does not require any significant services on his part, Employee shall not engage in any other business activity or activities that require significant personal services by Employee or that, in the judgment of the CEO, may conflict with the proper performance of his duties hereunder.

         3. Compensation; Bonus; Benefits.

                  (a) Salary. For all services rendered by Employee hereunder, Employee shall receive during the term of this Agreement a base salary, payable semimonthly in arrears, at the annual rate of $ 225,000, The Board, or any committee thereof that shall have been established for such purpose (a "Compensation Committee") shall review Employee's salary annually at the end of each calendar year and may provide for such increases to Employee's base salary as the Board or Compensation Committee in its sole discretion may determine.

                  (b) Bonuses. At the end of each calendar year, in respect of all services provided hereunder, Employee shall be eligible to receive an incentive bonus as authorized by the Board (or any Compensation Committee that shall have been established) pursuant to objectives set by the CEO and the Board, in an amount up to 50 % of Employee's base salary for such year, subject to Employee having met the performance targets established by the CEO and the Board.

                  (c) Basic Benefits. In addition to salary payments as provided in Section 3(a), the Company shall provide Employee, during the term of this Agreement, with the benefits of such insurance plans, hospitalization plans, 401(k) and supplemental retirement plans and other employee fringe benefit plans as are generally provided to employees of the Company and for which Employee may be eligible under the terms of such plans. Employee shall be entitled to sick leave and vacation in accordance with the Company's established policies applicable to its employees generally.

                  (d) Tax Equalization. The following provisions will apply during any period of secondment hereunder.

                           (i) Hypothetical Tax Defined. The hypothetical tax is the applicable income and social taxes that Employee would have paid, with respect to his compensation, bonus and benefits provided by the Company if living and working in his home country, without any foreign assignment-related income and deductions. Employee will be responsible for a hypothetical Iowa state income tax equal to what he would have paid had employee remained in Iowa at the time of assignment. Hypothetical tax withholding will be applied to base salary, bonus and any other compensation elements Employee would have received had Employee not been assigned to a foreign assignment.

                           (ii) General Procedure and Computation of
         Hypothetical Tax. The Company will bear the overall worldwide tax burden of Employee to the extent it exceeds Employee's hypothetical tax liability upon advice of third party tax consultants, which tax consultants reserve the right to recommend that certain tax filing positions be taken and that various elections be made on Employee's home and host-country individual income tax returns in order to reduce Employee's tax burden. If Employee decides not to accept these tax filing recommendations, Employee will then bear the additional tax cost related to not taking the tax positions and/or elections recommended by the Company.

                           Any home and host-country tax liabilities incurred by Employee, with respect to his compensation, bonus and benefits provided by the Company, in excess of the hypothetical tax liability will be paid by the Company. Conversely, to the extent that any tax benefits (e.g., exclusions, deductions, exemptions or credits) resulting from the international assignment reduce the Employee's worldwide tax liabilities below the hypothetical tax liability, the difference will benefit and be paid to the Company pursuant to the Tax Policy.

                           The Company reserves the right, at any time, to change its Tax Equalization Policy in any way it deems necessary to accomplish tax equalization in the most efficient manner.

                           (iii) Tax Position Challenges. It is the objective of the Company that any employee covered by the Company's tax equalization policy pay the least amount of tax legally possible. It is recognized that the tax laws of the respective jurisdictions (federal, state, local and foreign) are not always straightforward. Accordingly, the amount of tax an employee owes to a jurisdiction may vary based upon how the relevant tax law is interpreted and applied to the employee's facts and circumstances. In such situations, it is the policy of the Company to engage professional tax advisors with the objective of paying the least amount of tax legally possible.

                           It is recognized that a taxing jurisdiction may challenge tax positions that achieve the Company's policy of tax minimization. If a tax position taken with respect to Employee is challenged, the Company will pay the professional costs involved with the examination and defense of the position, and any taxes, penalties or interest resulting from the position. Payment of taxes, penalties and interest is limited to compensation paid under this Agreement by the Company. Employee is responsible for any taxes and interest on any item other than the Company compensation.

                           The tax equalization of any tax deficiencies, penalties and interest applies if it is attributable to a period of time the Employee was covered by the Company's Tax Equalization Policy, even if Employee no longer is employed by the Company when the examination or tax deficiency arises.

                           (iv) IRC Section 911 - Election to Exclude Certain Compensation. Employee's worldwide income tax burden will equal his hypothetical tax. On a U.S. individual income tax return, an expatriate employee with host-country-source earned income who meets special detailed requirements may elect to exclude certain amounts of his host-country earned income from inclusion in his U.S. return. The election to exclude such income impacts the ability to minimize the overall worldwide tax burden attributable to an expatriate employee. Since the Company bears the overall worldwide tax burden of Employee to the extent it is more than Employee's hypothetical tax, the Company reserves the right to elect the foreign earned income exclusion (Internal Revenue Code Section 911).

                           The determination of whether such an election should be made will be the decision of the Company and the Company's appointed tax consultant, such that the Company's overall expatriate employment tax cost is minimized by such election. The benefits of this election appropriately accrue to the Company, since the expatriate employee will never bear more or less tax than the hypothetical tax.

                           This Section 3(d) is intended to survive any termination pursuant to Sections 5(a), (b), (d), (e), (f) or (g).

                  (e) Relocation Expenses. Upon his secondment, the Company will pay the reasonable costs (which will include the reasonable costs of insurance) of relocating Employee and his immediate family from their home in the U.S. to London, England, including airfare for Employee and his immediate family, the cost of shipping Employee's household effects to England including insurance coverage, the cost of U.S. transportation and storage for items that cannot be moved, the cost of air shipping up to 500 pounds of personal effects needed before other goods arrive by ship, living expenses for Employee and his family for a period of up to 30 days after their relocation to England or until Employee has located housing in England, whichever is less; and if Employee begins work in England before his family moves there, one week of paid leave and round-trip airfare for Employee to return to the U.S. to assist his family with the move.

                  For purposes of this Agreement, all airfares paid by the Company for travel by Employee and his immediate family will be in business class.

                  (f) Cost of Living Adjustments. During any period of secondment, the Company will pay Employee a cost of living adjustment, reflecting the difference in the cost of goods and services in England as opposed to the U.S. as determined by Runzheimer International. The Company will conduct a review of factors which could have a material impact on Employee's cost of living in England at the end of each calendar year during the term of this Agreement, to determine what adjustment of the monthly cost of living payment, if any, is necessary or appropriate to reflect material changes in the cost of living in England.

                  (g) U.S. Visits and Emergency Leave. During any period of secondment, for U.S. visits, the Company shall pay airfare up to a maximum amount per year equal to the cost of one business class round trip per year between England and the U.S. for Employee and his immediate family. In addition, the Company shall provide reasonable paid emergency leave to Employee in the case of serious injury or death to Employee or any member of his immediate family or the parents or brothers and sisters of Employee and his wife and, in connection with any such emergency leave, shall pay airfare up to a maximum amount per year equal to the cost of one business class round-trip airfare between England and the U.S. for Employee and his immediate family.

                  (h) Business Expenses. Subject to the Company's policies and procedures for the reimbursement of business expenses incurred by its executive and management employees, the Company shall reimburse Employee for the reasonable amount of hotel, travel, entertainment and other expenses reasonably incurred by Employee in the discharge of his duties hereunder, including but not limited to costs incurred by Employee for living expenses while in, and travel to and from, any location in which the Company is then doing business on behalf of the Company or CompleTel Europe.

         4. Share Options. You will be eligible to Completel Stock Options according to the rules governing such options from time to time and subject to the conditions associated with your rank and category. This eligibility will be subject to an approval from the Completel Board of Management, on or about December, 2001 at the earliest.

         5. Other Payments. Additionally, in consideration of Employee's agreement to accept the foreign assignment, the Company during any period of secondment will do the following:

                  (a) Tax Return Preparation. For such period of time as Employee's tax return shall be affected by the provisions hereof, the Company will pay the cost to prepare all U.S. (including any applicable state) and foreign tax returns which must be filed as a result of Employee's acceptance of the foreign assignment, by an accounting firm selected by the Company, and provided that Employee agrees to comply with the Company's Tax Equalization Policy including requirements that the Employee make certain tax elections designed to minimize the Company's tax equalization costs. This Section 4(a) is intended to survive any termination pursuant to Sections 6(a), (b), (d),
(e), (f) or (g).

                  (b) Housing. The Company will provide assistance in finding a location to live and the reasonable and customary necessary fees that surround the letting of a property.

The Company will provide the Employee with accommodation up to the equivalent of a monthly rental of (pound) 5,000 per month although this may take the form of a lease premium arrangement up to the equivalent value. The Company will provide this benefit in the manner which is most tax-advantageous to the Company.

                  (c) Current Home Sale. The Company will provide up to $10,000 in assisting the sale of Employee's home if he elects to do so. This can be used to offset the expense of real estate fees, taxes and other miscellaneous expenses. These items would need to be expensed and will be reimbursed upon presentation of supporting receipts. The Company will not be responsible for the actual sale of the home or be involved in the sale process.

                  (d) Transportation. The Company will provide suitable transportation in England for Employee and his immediate family, recognizing Employee's position with the Company and the size of Employee's family, equivalent to the full-time use of one automobile. The Company will provide this benefit in the manner which is most tax-advantageous to the Company.

                  (e) Planning Advice. The Company will arrange for provision of legal, estate planning and financial planning advice for Employee relating to Employee's relocation and employment abroad, up to an aggregate ceiling (payable directly to the Company) of U.S. $ 1,000 per year.

                  (f) Tax Gross-up. The Company will pay an incremental amount to Employee to increase the amount of any incentive bonus received pursuant to
Section 3 (b) hereof to the extent required to ensure that the total worldwide tax paid by Employee on such bonus does not exceed the U.S. federal, FICA and state tax Employee would have paid on such bonus of full bonus were subject only to U.S. tax.

                  (g) Repatriation. Upon termination of this Agreement pursuant to Sections 6 (a), (b), (d), (e), (f) or (g), or the earlier termination of Employee's foreign assignment, the Company shall pay the reasonable costs of repatriating Employee and his immediate family to their home in the U.S., including airfare for Employee and his immediate family, the cost of shipping Employee's household effects back to the U.S., the cost of air shipping up to 500 pounds of personal effects needed before other goods arrive by ship, the cost of transport and unpacking of stored property. Notwithstanding the foregoing, in the event Employee terminates this Agreement pursuant to Section 6 (f) for the purposes of providing services to another employer on an international assignment, the Company shall have no obligation to provide the repatriation benefits of this Section 5 (f). In no event shall the Company be responsible to assist in any way if the Employee elects to purchase a new home in the United States upon his repatriation.

         6. Termination. Employee's employment hereunder shall terminate on the following terms and conditions:

                  (a) Death. If Employee dies during the term of this Agreement, this Agreement shall terminate as of the date of Employee's death. The Company shall, within 180 days after the date of Employee's death, make a cash lump-sum payment (less applicable withholding taxes) to his estate in an amount equal to the salary (at the level payable in the year of Employee's death) that would have been payable either for the period of time that would have been payable for three months next following the date of death.

                  (b) Disability. If during the term of this Agreement Employee becomes disabled, this Agreement shall terminate. For purposes of this Section 6 (b), Employee shall be "disabled" if he is unable effectively to perform his duties hereunder by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. If this Agreement is terminated under this Section 6 (b), Employee shall continue to receive his base salary (at the level payable in the year of termination) for the three months next following the date of termination.

                  (c) Cause. The Company shall have the right to terminate this agreement effective immediately, without prior notice, procedure or formality of any kind, with the Company's only obligation being the payment of salary and accrued, unused vacation compensation earned as of the date of termination and without liability for severance compensation of any kind, if the Employee performs any act where in respect of such act Employee is ultimately convicted or enters a plea of guilty or nolo contendere to a felony (or crime of similar gravity under the laws of another jurisdiction); engages in willful misconduct, gross negligence, perpetration of or participation in a fraud, in each case where such acts are materially injurious to the Company or any of its Subsidiaries or any affiliate thereof; breaches in any material respect to the terms of this agreement or any policy, procedure or guideline of the Company or the provisions of Section 7 (Confidentiality), Section 8 (Noncompetition) or Section 9 (Nonsolicitation) hereof.

                  (d) Nonperformance. The Company may terminate Employee's employment in the event of Nonperformance. The term " Nonperformance" shall mean the occurrence of any of the following:

                           (i) the repeated failure or refusal in any material respect of Employee to perform his duties hereunder or to follow, in a manner reasonably acceptable to the CEO or the Board, or policies or directives established by the Board;

                           (ii) the failure of the Company and its
         subsidiaries to achieve financial, operating or other performance objectives formally established by the Board in an approved business plan or operating budget (which may be embodied in any board resolution or in any document approved by the Board such as a business plan or budget) together with a determination by the Board that Employee's performance or failure to perform has been a material factor in the failure of the Company and its subsidiaries to achieve such performance objectives; or

                           (iii) the failure of Employee to achieve specific, formally adopted performance objectives established by the CEO and the Board after consultation with employee and good faith consideration by the Board of Employee's expressed view of the objectives.

                  Prior to any termination of Employee's employment for Nonperformance, the Board shall meet in formal session (but without the attendance of Employee) upon proper notice to consider the matter of Employee's performance after which the Board may deliver to Employee written notice (a "Nonperformance Notice") stating that the Board believes Nonperformance has occurred. Employee shall have at least 15 calendar days to prepare for a meeting with the Board, at which time Employee may present any information on market and competitive conditions and any other factors bearing upon his performance. In assessing Employee's performance, the Board shall give due consideration to such conditions and such other factors and shall work with Employee in good faith to establish criteria which, if satisfied by Employee within 35 days or such longer time as may reasonably be necessary in view of the criteria (the "Cure Period") after such meeting, will prevent the Company from terminating Employee for Nonperformance (until such time as another Nonperformance Notice shall be given and the procedures set forth in this Section 6 (d) shall be followed). It is understood, however, that if Employee and the Board fail to agree on such criteria, such criteria, and the length of the Cure Period if longer than 35 days, shall be those established in good faith by the Board.

                  If Employee has failed to resolve the Nonperformance to the satisfaction of the Board by the end of the Cure Period, Employee's employment will be subject to termination at anytime thereafter immediately upon adoption of a resolution to that effect by a majority of the entire Board and upon delivery by the Company or the Board to Employee of written Notice of Termination stating that termination is pursuant to this Section 6 (d), which notice shall set forth the date of termination and specifically identify the basis for the Board's belief that Nonperformance has occurred and not been cured.

                  If Employee is discharged pursuant to this Section 6 (d), this Agreement shall immediately terminate at the date set forth in the Notice of Termination and Employee shall be entitled to receive (i) within thirty days after the date of termination, a cash lump-sum severance payment equal to the amount of his base salary (at the level payable in the year of termination) that would have been payable for the three months next following the date of termination of employment, whichever period of time is longer, and
(ii) a continuation of his benefits as specified in Section 3(c) for such period.

                  (e) Without Cause. The Company may terminate this Agreement at any time without cause. By giving to the Employee no less than 6 months' prior notice in writing of termination. If Employee is discharged without cause, Employee shall be entitled to receive (i) within thirty days after the date of termination, a cash lump-sum severance payment equal to the amount of his base salary and bonus (at the level payable in the year of termination) that would have been payable for the three months next following the date of termination of employment and (ii) a continuation of his benefits as specified in Section 3(c) for such period. The Company may (in its absolute discretion) at any time after notice of termination has been given under this Section 6
(e) pay the Employee in his remuneration due under this Agreement and Employee's employment with the Company shall terminate with immediate effect from the date upon which such payment is made.

                  (f) By Employee. Employee may terminate this Agreement at any time upon 6 months prior notice to the Company, whereupon the Company shall have no further obligations hereunder.

                  (g) Change of Control. If Employee's employment is terminated by the Company or if Employee resigns after his salary, benefits or any other required payments (including without limitation any payments pursuant to this Section 6 are reduced below the minimum levels required by this Agreement or after being assigned to a position of lesser title, authority or responsibility, in any such case within a six-month period after the occurrence of a Change of Control, this Agreement shall immediately terminate as of the later of (i) the date next following the date the Change of Control was effective or (ii) the date Employee resigned or his employment is terminated. Any such termination shall be treated in the same manner as a termination without cause pursuant to Section 6 (e). Employee agrees that payment of the amounts due in that event shall constitute liquidated damages or severance pay or both.

                  A "Change in Control" will be deemed to have occurred if (i) an individual, entity or group, as defined by Section 14 (d)(3) or Section 15(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act"), that does not now beneficially own at least ten percent of CompleTel Europe's shares, acquires beneficially more than 50% of the outstanding shares of CompleTel Europe; (ii) a merger, acquisition or sale of all or substantially all of the assets of CompleTel Europe occurs, in which existing beneficial shareholders of CompleTel Europe do not beneficially own at least 50% of the surviving, successor or acquiring company's common equity, or (iii) the incumbent Supervisory Board of CompleTel Europe ceases to constitute a majority of CompleTel Europe Board, except for directors elected or approved by the incumbent board or its successors.

In case of a "Change in Control" as defined above during his first year of employment, up to 50% of the Share Options granted to Employee will immediately vest and become exercisable, balance vesting will be subject to approval of Board.

In case of a "Change in Control" as defined above during his second year of employment, up to 75% of the Share Options granted to Employee will immediately vest and become exercisable, balance vesting will be subject to approval of the Board.

         7.       Confidentiality.

                  (a) Nondisclosure and Nonuse of Confidential Information. Employee shall not disclose or use at any time, either during his employment with the Company or his Secondment to CompleTel Europe or thereafter, any Confidential Information (as defined below) of which Employee is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by Employee's performance of duties assigned to Employee by the Company or CompleTel Europe. Employee shall take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. As used in this Agreement, the term "Confidential Information" means information that is not generally known to the public and that is used, developed or obtained by the Company or CompleTel Europe in connection with their businesses, including but not limited to (i) products or services, (ii) fees, costs and pricing structures, (iii) designs, (iv) analysis, (v) drawings, photographs and reports, (vi) computer software, including operating systems, applications and program listings, (vii) flow charts, manuals and documentation, (viii) data bases, (ix) accounting and business methods, (x) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xi) customer and client information (including customer or client lists), (xii) copyrightable works, (xiv) all technology and trade secrets,
(xv) business plans and financial models, and (xvi) all similar and related information in whatever form. Confidential Information shall not include any information that has been published in a form generally available to the public prior to the date Employee proposes to disclose or use such information. Information shall not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features constituting such information have been published in combination.

                  (b)      Ownership of Intellectual Property.

                           (i) Acknowledgment of Company or CompleTel Europe Ownership. If Employee as part of his activities on behalf of the Company or CompleTel Europe generates, authors or contributes to any invention, design, new development, device, product, method or process (whether or not patentable or reduced to practice or constituting Confidential Information), any copyrightable work (whether or not constituting Confidential Information) or any other form of Confidential Information relating directly or indirectly to the Company's or CompleTel Europe's businesses as now or hereafter conducted (collectively, "Intellectual Property"), Employee acknowledges that such Intellectual Property is the exclusive property of the Company or CompleTel Europe and hereby assigns all right, title and interest in and to such Intellectual Property to the Company and CompleTel Europe, respectively. Any copyrightable work prepared in whole or in part by Employee will be deemed "a work made for hire" under Section 201(b) of the 1976 Copyright Act, and the Company shall own all of the rights comprised by the copyright therein. Employee shall promptly and fully disclose all Intellectual Property to the Company or CompleTel Europe, as appropriate and shall cooperate with the Company or CompleTel Europe to protect their respective interests in and rights to such Intellectual Property (including, without limitation, providing reasonable assistance in securing patent protection and copyright registrations and executing all documents as reasonably requested by the Company or CompleTel Europe, whether such requests occur prior to or after termination of Employee's employment by the Company).

                           (ii) Executive Invention. Employee understands that paragraph (b)(i) of this Section regarding the Company's or CompleTel Europe ownership of Intellectual Property does not apply to any invention for which no equipment, supplies, facilities or trade secret information of the Company or CompleTel Europe were used and which was developed entirely on Employee's own time, unless (i) the invention relates to the business of the Company or CompleTel Europe or to their actual or demonstrably anticipated research or development or (ii) the invention results from any work performed by Employee for the Company or CompleTel Europe.

                  (c) Delivery of Materials upon Termination of Employment. As requested by the Company or CompleTel Europe from time to time, and upon the termination of Employee's employment hereunder for any reason, Employee shall promptly deliver to the Company or CompleTel Europe, respectively all copies and embodiments, in whatever form, of all Confidential Information and Intellectual Property in Employee's possession or within his control (including, but not limited to, written records, notes, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing or constituting any Confidential Information or Intellectual Property) irrespective of the location or form of such material and, if requested by the Company or CompleTel Europe, shall provide the Company or CompleTel Europe, respectively, with written confirmation that all such materials have been delivered to the requesting party.

         8.       Noncompetition.

                  (a) Covenants. During the term of this Agreement and for a period of twelve months after termination of this Agreement (the "Noncompetition Period"), Employee shall not, without the prior written authority of the Supervisory Board and the Company, directly or indirectly, as an officer, director, employee, consultant, owner, shareholder, adviser, joint venturer, or otherwise, compete with the Company or CompleTel Europe in any geographical market in which the Company or CompleTel Europe conducts business or any geographical market with respect to which the Company or CompleTel Europe proposes in good faith to conduct business:

                           (i) in construction and operation of competitive local exchange telecommunications systems; or

                           (ii) in any other line of business in which the Company or CompleTel Europe was engaged at any time during the term of this Agreement; or

                           (iii) in any other line of business into which the Company or CompleTel Europe during the term of Employee's employment, had an intention to enter during the term of Employee's obligation not to compete, and which the Supervisory Board has disclosed to Employee in writing.

This covenant shall not preclude Employee from owning less than two percent of the securities of any competitor of the Company or CompleTel Europe if such securities are publicly traded on a nationally recognized stock exchange or over-the-counter market.

                  (b) Acknowledgments. Employee acknowledges that the foregoing geographic restriction on competition is fair and reasonable, given the geographic scope of the Company's and CompleTel Europe's business operations and the nature of Employee's position with the Company and his Secondment to CompleTel Europe. Employee also acknowledges that while employed by the Company or seconded to CompleTel Europe, Employee will have access to information that would be valuable or useful to the Company's and CompleTel Europe's competitors, and therefore acknowledges that the foregoing restrictions on Employee's future employment and business activities are fair and reasonable. Employee acknowledges and is prepared for the possibility that Employee's standard of living may be reduced during the Noncompetition Period, and assumes and accepts any risk associated with that possibility.

                  (c) Judicial Modification. If the final judgment of a court of competent jurisdiction or an arbiter declares that any term or provision of this Section is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment or decision may be appealed.

         9. Nonsolicitation. During the term of this Agreement and for a period of twelve months after termination of this Agreement, Employee shall not without the Company's and the Supervisory Board's prior written consent, directly or indirectly:

                  (a) cause or attempt to cause any employee, agent or contractor of the Company, CompleTel Europe or any of their respective affiliates, to terminate his or her employment, agency or contractor relationship with Company, CompleTel Europe or any of their respective affiliates; interfere or attempt to interfere with the relationship between the Company, CompleTel Europe and any of their or their affiliates' respective employees, contractors or agents; hire or attempt to hire any of their or their affiliates' respective employees, agents or contractors; or conduct business of any kind with any of their or their affiliates' respective contractors; or

                  (b) solicit business from or conduct business with any customer or client served by the Company or CompleTel Europe, or interfere or attempt to interfere with any transaction, agreement or business relationship in which the Company, CompleTel Europe, or any of their respective affiliates, was involved.

         10. Foreign Corrupt Practices Act Policy. The Employee acknowledges that he has been provided with and has read the Company's written policy with respect to compliance with the U.S. Foreign Corrupt Practices Act ("FCPA"). Employee certifies that he understands the provisions of the FCPA and the Company's policy, and that he will comply in all respects and will not make, or offer to make, or direct others to offer or make payments or give anything of value, directly or indirectly, to an official of a foreign government or political party for the purpose of influencing a decision to secure or maintain business for any person. Furthermore, Employee confirms that should he learn of or have reason to know of any such payment, offer, or agreement to make a payment to a government official, political party, or political party official or candidate for the purpose of maintaining or securing business for the Company CompleTel Europe or any of its affiliates, he will immediately advise the Company CompleTel Europe of his knowledge or suspicion.

         11. Waiver of Breach. A waiver by either party of a breach of any provision of this Agreement by the other party shall not be construed as a waiver of any breach of another provision or subsequent breach of the same provision.

         12. Severability. The invalidity or unenforceability in any application of any provision in this Agreement will not affect the validity or enforceability of any other provision or of such provision in any other application.

         13. Notices. All communications, requests, consents and other notices provided for in this Agreement shall be in writing and shall be deemed given if and when delivered personally by hand, sent by telecopy at the appropriate number indicated below with electronic confirmation of receipt, or mailed by first class mail, postage prepaid, addressed as follows:

                  (a)      If to the Company:

                                    CableTel Management, Inc.
                                    6300 S. Syracuse Way, Suite 320
                                    Englewood, CO  80111
                                    Facsimile No.:  303-741-4823
                                    Attn.:  Chief Executive Officer

                                    with a copy to:

                                    CompleTel Europe N.V.
                                    Drentestraat 24
                                    1083 HK Amsterdam

                                    and to CompleTel UK Limited
                                    c/o Madison Dearborn Partners Limited
                                    1 Curzon Street
                                    London W1J 5HD
                                    England


(b)      If to Employee:  Lyle PATRICK


                                    829 Augusta Dr S.E.
                                    Cedar Rapids
                                    IA 52403
                                    USA
                                    Facsimile No.:  1 319 861 3300

or to such other address or telecopy number as either party may designate by notice pursuant to this Section 12.

         14. Jurisdiction; Venue; Limitation. The District Court of the County of Arapahoe Colorado, United States of America, shall have exclusive jurisdiction, including personal jurisdiction, and shall be the exclusive venue for any controversies or claims arising out of Employee's employment by the Company or out of this Agreement, except as otherwise agreed by the parties. Any action or proceeding to enforce the provisions of this Agreement, or to recover damages from the alleged breach of any provisions of this Agreement shall be commenced within six months of a party's first notice of a breach by the other party.

         15. Governing Law. This Agreement and all matters and issues collateral thereto shall be governed by the laws of the State of Colorado, United States of America, subject to any United Kingdom labor law provisions that may apply in the case of an employee seconded to the United Kingdom by an employer not established in the United Kingdom.

         16. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, including, without limitation, any person, partnership, corporation or other entity that may acquire all or substantially all of the Company's or LLC's assets and business or into or with which the Company or LLC may be merged or consolidated, and upon the Employee, his heirs, executors, administrators and legal representatives. The Employee shall not have any right to commute, anticipate, encumber, assign or dispose of his right to any payment under this Agreement prior to receipt thereof and shall not have the right to assign his obligations under this Agreement.

         17. Entire Agreement. This Agreement and Employee's Secondment Agreement set forth the entire agreement and understanding of the parties relating to the subject matter of this Agreement and supersede all prior understandings, agreements or representations by the parties, written or oral, that relate to the subject matter of this Agreement.

         18. Amendments. No provision of this Agreement may be amended or waived except by an instrument in writing signed by the Employee and the Company.

                 [Remainder of page intentionally left blank]





         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.


                                   COMPANY:

                                   CABLETEL MANAGEMENT, INC.,
                                   a Colorado corporation


                                   By:______________________________
                                   William H. Pearson
                                   President & Chief Executive Officer



                                   EMPLOYEE:



                                      ------------------------------





10.36

         Secondment Agreement, dated November 1, 2001, among CableTel Management, Inc., J. Lyle Patrick and CompleTel Headquarters UK Ltd.





                             SECONDMENT AGREEMENT


         THIS AGREEMENT, is made as of November 1, 2001, by and among CableTel Management, Inc., a Colorado corporation (the "Company"), Lyle Patrick, a U.S. citizen and resident of the Iowa (the "Executive") and CompleTel Headquarters UK Ltd., a company with limited liability organized under the laws of the United Kingdom ("CompleTel UK").

                                   RECITALS

         A. The Executive is currently employed by the Company pursuant to an Employment Agreement by and between the Executive and the Company dated as of November 1, 2001 ("Employment Agreement").

         B. CompleTel UK is a wholly owned subsidiary of CompleTel Europe, N.V., a Netherlands public company ("CompleTel Europe"), and performs management services for CompleTel Europe and its other subsidiaries.

         C. The Company wishes to second the Executive to CompleTel UK for a limited period of time, the Executive is willing to be seconded and CompleTel UK wishes to use the services of the Executive for a limited period of time; and

         D. The Company and CompleTel UK wish to enter into an agreement governing the terms and conditions of the secondment.

                                   AGREEMENT

         In consideration of the rights and obligations created hereunder, the parties agree as follows:

         1.       Secondment.

                  (a) The Company agrees to second the Executive, the Executive agrees to be seconded, and CompleTel UK agrees to use the services of the Executive, pursuant to the terms of the Employment Agreement.

                  (b) The parties agree that, during the Secondment Period:
(i) the Executive shall remain an employee of the Company and the Company shall continue to pay the Executive the salary and the other benefits set forth in the Employment Agreement; and (ii) CompleTel UK shall reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in connection with the performance of his services to CompleTel UK consistent with CompleTel UK's policy.

                  (c)      The Executive shall move to London, England.

         2. Non-Compete. Executive represents and warrants that, to the best of his knowledge after a review of his personal files, he has the full right and authority to enter into the Employment Agreement and this Agreement and to render the services required under the Employment Agreement and this Agreement, and that by signing the Employment Agreement and this Agreement and rendering such services he is not breaching any contract or legal obligation he owes to any third party; provided that neither CompleTel UK nor CompleTel Europe shall require Executive to use any trade secrets of any former employer. Neither Executive nor CompleTel UK believe that any such trade secrets exist or, if they do, that they would be necessary for Executive to perform fully his services to CompleTel UK and CompleTel Europe hereunder.


         3.       Service Fee.

                  (a) In exchange for the Executive's performance of services for CompleTel UK, CompleTel UK agrees to pay a service fee to the Company equal to the cost to the Company of the Executive's compensation as set forth in paragraph 1(b) above pursuant to the terms and conditions of that Joinder Agreement to the Amended and Restated Management Services Agreement by and among CompleTel UK and the Company, as it may from time to time be amended to include any employer social taxes including UK employer National Insurance contributions. The Company shall provide CompleTel UK with monthly documentation of such fee, with a final reconciliation to be performed on an annual basis within 120 days of the end of the calendar year.

                  (b) The Company shall invoice CompleTel UK monthly for the service fee for the previous month. CompleTel UK agrees to pay all such invoices promptly, but not later than thirty days after CompleTel UK receives such invoices in accordance with the other payment instructions thereon.

         4. Termination. This agreement shall terminate upon the termination of the Employment Agreement.

         5. Indemnification. In connection with the secondment, CompleTel UK shall at all times provide, and shall cause CompleTel Europe to provide, for the indemnification (to the extent permitted by applicable law) of Executive for cost and liabilities incurred in litigation against Executive in his capacity with CompleTel UK hereunder or as an officer or director of CompleTel Europe and its subsidiaries.

         6. Survival. The rights and obligations of the parties hereto shall survive the term of the Executive's secondment under this Agreement to the extent that any performance is required under this Agreement after the expiration or termination of such term.

         7. Notices. All notices, demands and other communications provided for by this Agreement shall be in writing and shall be deemed to have been given at the time the same is delivered in person, sent by facsimile at the appropriate number indicated below with electronic confirmation of receipt, or mailed by registered or certified mail addressed as follows:

                  To the Company:   CableTel Management, Inc.
                                    6300 South Syracuse Way, Suite 320
                                    Englewood, CO 80111
                                    Fax: + 303-741-4823
                                    Attn: James E. Dovey

                  To the Company:   CompleTel UK Limited
                                    c/o Madison Dearborn Partners Limited
                                    1 Curzon Street
                                    London W1J 5HD
                                    England
                                    Fax: + 44 20 7647 6311
                                    Attn: Timothy Samples

                  To the Executive: Lyle PATRICK
                                    829 Augusta Dr. S.E.
                                    Cedar Rapids, IA 52403
                                    USA
                                    Facsimile No:  + 1 319 861 3300

         Any party wishing to change the address to which notices, requests, demands and other communications under this Agreement shall be sent, shall give written notice of such change to the other parties.

         8. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company, CompleTel UK, and their successors and assigns, including, without limitation, any person, partnership, corporation or other entity which may acquire all or substantially all of the Company's or CompleTel UK's assets and business or into or with which the Company or CompleTel UK may be merged or consolidated, and upon the Executive, his heirs, executors, administrators and legal representatives. The Executive shall not have any right to commute, anticipate, encumber, assign or dispose of his right to any payment under this Agreement prior to receipt thereof and shall not have the right to assign his obligations under this Agreement.

         9. Governing Law. This Agreement and all matters and issues collateral thereto shall be governed by the laws of the State of Colorado, United States of America, subject to any United Kingdom labor law provisions that may apply in the case of an employee seconded to the United Kingdom by an employer not established in the United Kingdom.

         10. Waiver. The failure of either party to insist in any one or more instances upon performance of any term, covenant or condition of this Agreement shall not be construed as a waiver of future performance of any such term, covenant or condition, but the obligations of either party with respect to such term, covenant or condition shall continue in full force and effect.

         11. Severability. Each provision of this Agreement shall be interpreted where possible in a manner necessary to sustain its legality and enforceability. The unenforceability of any provision of this Agreement in a specific situation, or the unenforceability of any portion of any provision of this Agreement in a specific situation, shall not affect the enforceability of
(a) that provision or portion of provision in another situation or (b) the other provisions or portions of provisions of this Agreement if such other provisions or the remaining portions could then continue to conform with the purposes of this Agreement and the terms and requirements of applicable law.

         12. Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior written and oral agreements and understandings between the Company, the Executive and CompleTel UK. This Agreement shall not be amended orally, but only by a written instrument executed by each party to this Agreement.

                                   * * * * *



                                       4

         IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.


                                      COMPANY:
                                      CableTel Management, Inc.


                                      By:
                                      William H. Pearson
                                      Its: Chief Executive Officer


                                      COMPLETEL UK:
                                      CompleTel Headquarters UK Ltd.


                                      By:
                                      Timothy A. Samples
                                      Its: Manager


                                  EXECUTIVE:









23.1

CONSENT BY ARTHUR ANDERSEN









                      Consent of Independent Accountants

As independent accountants, we hereby consent to the incorporation of our report included in this Form 10-K, into the Company's previously filed Registration Statement File No. No. 333-57208.

                                                          Arthur Andersen

Amstelveen, The Netherlands
March XX, 2002